Exhibit 7.05

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of November 25, 2013 (this “Agreement”), by and among Yuzhu SHI (the “Founder”), Vogel Holding Group Limited, a British Virgin Islands company owned by the Founder (the “Seller”), and Baring Private Equity Asia V Holding (12) Limited, a British Virgin Islands company (the “Purchaser”, together with the Seller and Founder, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meaning ascribed in Section 6.1 hereof.

W I T N E S S E T H :

WHEREAS, the Seller is the owner of eleven million eight hundred thousand (11,800,000) Ordinary Shares of the Issuer (the “Shares”); and

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.      PURCHASE AND SALE

1.1              Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, on the Closing Date (as defined below), all of the Seller’s right, interest and title in the Shares (including all dividends, distributions and other benefits attaching to the Shares) for the Purchase Price. On the Closing Date, the Purchaser shall pay the Purchase Price to the Seller by a wire transfer of immediately available funds into an account designated by such Seller.

1.2              The Closing.

(a)                The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place on December 3, 2013 or such other prior date as may be agreed by all the Parties (the “Closing Date”).

(b)               At the Closing:

(i)	the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A)	the original stock certificates representing the Shares;

(B)	a duly executed share transfer form from the Seller in respect of the Shares in favor of the Purchaser or its nominee (as the Purchaser may direct) in accordance with the articles of association of the Issuer;

(C)	written resolutions duly passed by the board of directors of the Issuer which approve the transfer of the Shares and vote in favor of (1) the updating of the register of members of the Issuer to reflect the Purchaser or its nominee as the sole holder of the Shares and (2) the issue of a new share certificate in the name of the Purchaser or its nominee in respect of the Shares;

(D)	a certified copy of the updated register of members of the Issuer reflecting the Purchaser or its nominee as the sole holder of the Shares;

(E)	a new share certificate in the name of the Purchaser or its nominee in respect of the Shares;

(F)	all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii)	the Purchaser shall deliver, or cause to be delivered, to the Seller

(A)	a wire transfer of immediately available funds into an account designated by the Seller in the amount of the Purchase Price; and

(B)	all such other documents and instruments, if any, that are mutually determined by such Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c)                Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

2.      PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

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2.1              Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller and the Founder) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2              No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, nor will such action result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3              No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Purchaser of its obligations hereunder.

2.4              Purchase for Investment. The Purchaser is acquiring the Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act.

2.5              Purchaser Status. The Purchaser is not a U.S. Person (as defined in Rule 902 of Regulation S).

2.6              The Purchaser has and had access to such reports, statements and announcements publicly released or published by the Issuer as shall have been reasonably necessary for the Seller to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has such knowledge and experience in financial and business matters as to enable the Seller to make an informed decision with respect to the Purchaser’s purchaser of the Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller, the Founder or any of the their affiliates or representatives (including any act, representation or warranty by the Seller, the Founder or any of their affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller and the Founder made under Article III.

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3.      SELLER’S AND FOUNDER’S REPRESENTATIONS AND WARRANTIES

The Seller and the Founder, jointly and severally, make the following representations and warranties to the Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

3.1              Authority; Binding Effect. The Founder has the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and the Founder and (assuming the due execution and delivery thereof by the Purchaser and, as applicable, the Seller or the Founder) constitutes the legal, valid and binding obligations of the Seller and the Founder, enforceable against the Seller and the Founder in accordance with its terms.

3.2              Ownership and Transfer. The Seller has valid title to the Shares free and clear of all security interests, claims, liens, equities or other encumbrances (collectively, “Liens”). Upon transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to such shares, free and clear of any and all Liens.

3.3              Litigation. There is no legal proceeding pending or, to the knowledge of the Seller or the Founder, threatened against the Seller or the Founder or to which the Seller or the Founder is otherwise a party relating to this Agreement or the transactions contemplated hereby.

3.4              No Conflicts.

(a)                Except as disclosed in the SEC Documents, the execution and delivery of this Agreement and the sale and delivery of the Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares or any property or assets of the Seller pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, nor will such action result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

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(b)               Except as disclosed in the SEC Documents, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Founder with his obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of the Founder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Founder is a party or by which the Founder is bound, or to which any of the property or assets of the Founder is subject, nor will such action result in any violation of the provisions of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Founder or any of its properties.

3.5              No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Seller or the Founder of their respective obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement.

3.6              SEC Documents. To the best knowledge of the Founder, the Issuer has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act, (collectively, the “SEC Documents”). To the best knowledge of the Founder, as of its filing date, or, if amended, as of the date of the last such amendment, each SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.7              Absence of Certain Developments. To the best knowledge of the Founder, since September 30, 2013 there has been no Material Adverse Effect that has not been disclosed in the SEC Documents, other than adverse effects relating to changes in general economic or political conditions or changes generally affecting the industry in which the Issuer operates.

4.      CONDITIONS PRECEDENT

4.1              The obligations of the Seller under Section 1.2(b)(i) hereof are subject to the following conditions:

(a)                All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date, and

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(b)               The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

4.2              The obligations of the Purchaser under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a)                All of the representations and warranties of the Seller and the Founder contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1, 3.2 and 3.7 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date, and

(b)               The Seller and the Founder have performed all of their respective obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

5.      COVENANTS

5.1              Notification. Each party to this Agreement will notify the other party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such party of any of its agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement.

5.2              Price Adjustment.

(a)                If within 1 year of the Closing Date, (i) a Take-Private Transaction is consummated, (ii) the Take-Private Per Share Consideration is greater than the Per Share Consideration and (iii) the Purchaser is a member of the consortium acquiring control of the Issuer in the Take-Private Transaction, the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after the consummation of the Take-Private Transaction, a wire transfer of immediately available funds into an account designated by the Seller in an amount (the “Make-whole Payment”) equal to the product of (A) number of Shares multiplied by (B) the difference of (1) the Take-Private Per Share Consideration minus (2) the Per Share Consideration.

(b)               If within 1 year of the Closing Date, (i) a Take-Private Transaction is consummated, (ii) the Take-Private Per Share Consideration is greater than the Per Share Consideration and (iii) the Purchaser is not a member of the consortium acquiring control of the Issuer in the Take-Private Transaction solely due to the Purchase’s own decision or election not to participate in the Take-Private Transaction without the Founder’s written consent, the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after the consummation of the Take-Private Transaction, a wire transfer of immediately available funds into an account designated by the Seller the Make-whole Payment as calculated in accordance with Section 5.2(a) above.

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5.3              Conversion to ADS. From and after the Consortium Agreement is terminated with respect to the Purchaser, at the request of the Purchaser, the Founder shall use his reasonable best efforts to cause the Issuer to cause, and cooperate with, the Depositary (as defined in the Deposit Agreement) to establish procedures enabling the deposit of the Shares with the Depositary in order to enable the Purchaser to hold its ownership interests in the Shares in the form of ADSs in accordance with Section 2.14 of the Deposit Agreement.

5.4              Indemnification. The Seller and the Founder covenant with the Purchaser that the Seller and the Founder, jointly and severally, will keep the Purchaser indemnified against any losses, liabilities, costs, claims, actions and demands (including any properly incurred expenses arising in connection therewith) which the Purchaser may incur, or which may be made against the Purchaser as a result of or in relation to any breach by the Seller or the Founder of this Agreement or any misrepresentation in or breach of any of the Seller’s or the Founder’s representations and warranties and that the Seller and the Founder will reimburse the Purchaser for all properly incurred costs, charges and expenses which the Purchaser may pay or incur in connection with investigating, disputing or defending any such loss, liability, action or claim.

5.5              SEC Filings. Each Party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such Party shall file a 13D to announce this Transaction and the Parties’ intention to form a consortium to consummate the Take-Private Transaction.

5.6              Dividends. The Parties agree that any Post-Closing Dividends are for the account of the Purchaser. If any Post-Closing Dividend is paid to the Seller, the Seller shall pay (within 7 Business Days of the receipt of the Post-Closing Dividend by the Seller) such Post-Closing Dividend to the Purchaser by a wire transfer of immediately available funds into an account designated by the Purchaser; provided that at the time of such transfer of the Post-Closing Dividend from the Seller to the Purchaser, the Purchaser shall have paid the Purchase Price in full (together with interest, if any, accrued thereon in accordance with Section 5.7).

5.7              Interest. Starting on the day after the Closing Date, for every calendar day after the Closing Date, simple interest will accrue at a rate equal to 12% per annum, calculated based on a 360-day year on any amounts required to be paid under this Agreement by the Purchaser to the Seller at the Closing, but not actually paid by the Purchaser to the Seller on the Closing Date.

5.8              Transfer Restriction. The Purchaser shall not sell, transfer or otherwise dispose of the Shares (except to an affiliate) prior to December 2, 2013.

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6.      MISCELLANEOUS

6.1              Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“ADS” means the American Depositary Shares of the Issuer.

“Affiliated Entities” means Shanghai Giant Glorious Mission Information Technology Co., Ltd., Glorious Mission Network Technology Co., Ltd. and the companies listed on Exhibit 8.1 to the Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 18, 2013.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Consortium Agreement” means the Consortium Agreement, dated on or about the date hereof, by and among the Founder, Union Sky Holding Group Limited, the Seller and the Purchaser.

“Deposit Agreement” means the Deposit Agreement, dated as of November 6, 2007, by and among (i) the Issuer, (ii) Citibank, N.A. and (iii) all holders and beneficial owners of American Depositary Shares issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Issuer” means Giant Interactive Group Inc., a Cayman Islands exempted company.

“knowledge of” means, with respect to any person, the actual knowledge and constructive knowledge of such person.

“Material Adverse Effect” means a material adverse change in the business, properties, condition, financial or otherwise, or in the earnings, business affairs or prospects of the Issuer and the Affiliated Entities taken as a whole, whether or not arising in the ordinary course of business.

“Ordinary Shares” means ordinary shares, $0.0000002 par value, of the Issuer.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

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“Per Share Consideration” means the higher of (i) US$9.00 and (ii) the average of the opening and closing trading price per each ADS (or such number or portion of ADSs that is equivalent to one Ordinary Share if one ADS does not represent one Ordinary Share) on the Business Date immediately prior to the date of this Agreement.

“Post-Closing Dividend” means any dividend with respect to the Shares for which the record date is on or after the date of the Closing Date.

“Purchase Price” means the aggregate amount equal to the Per Share Consideration multiplied by the number of Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Take-Private Per Share Consideration” means the consideration paid per ADS (or such number or portion of ADSs that is equivalent to one Ordinary Share if one ADS does not represent one Ordinary Share) in a Take Private Transaction.

“Take-Private Transaction” means an acquisition transaction pursuant to which the ADSs (and the underlying Ordinary Shares) would be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

6.2              Termination. This Agreement may be terminated prior to the Closing as follows:

(a)                at the election of the Seller, the Founder or the Purchaser on or after December 10, 2013 (the “Long Stop Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; or

(b)               by mutual written consent of the Seller, the Founder and Purchaser.

6.3              Further Assurances. The Seller, the Founder and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4              Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supercedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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6.5              Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7              Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void.

6.8              Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.9              Dispute Resolution.

(a)                Subject to Section 6.9(b), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and , for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)               Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.9, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.9(a) in any way.

(c)                Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

6.10          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller and the Founder, to:

11/F, No. 3 Building

700 Yishan Road

Shanghai, 200233

People’s Republic of China

Attention: Mr. Yuzhu Shi

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With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Unit 1001, 10/F, Henley Building

5 Queen’s Road Central

Hong Kong

Attention: Weiheng Chen

If to the Purchaser, to:

Baring Private Equity Asia V Holding (12) Limited

c/o Orangefield Management Services (Singapore) Pte. Ltd.

#29-02 One Raffles Place

1 Raffles Place

Singapore 048616

Attention: Agnes Chen

With a copy to each of (which shall not constitute notice):

Baring Private Equity Asia Limited

Two International Finance Center, Suite 3801
8 Finance Street

Central, Hong Kong

Attention: Patrick Cordes

Weil, Gotshal & Manges

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo

6.11          Survival. All of the representations, warranties, covenants and agreements of the parties in this Agreement shall survive the Closing.

6.12          Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Yuzhu Shi
YUZHU SHI

VOGEL HOLDING GROUP LIMITED

By:	/s/ Yuzhu Shi
Name:
Title:

Baring Private Equity Asia V Holding (12) Limited

By:	/s/ Chen Meiyun Agnes
Name:	Chen Meiyun Agnes
Title:	Alternate Director